                                                                  Exhibit (e)(2)

                              MANAGEMENT AGREEMENT

          This Management Agreement (this "Agreement") is entered into as of the 7th day of October 1997 by and between Labtec Enterprises, Inc., a Delaware corporation formerly known as LEI Holdings, Inc. (the "Company"), and Sun Multimedia Advisors, Inc., a Delaware corporation ("Sun MM Advisors").

               Whereas, the Company is, on or about the date hereof, consummating various transactions pursuant to, and as contemplated by, that certain Recapitalization Agreement and Plan of Merger dated as of August 26, 1997, as amended (such transactions being referred to herein as the "Recapitalization Transactions");

               Whereas, Sun MM Advisors is providing advisory and other services to the Company in connection with the senior secured financing (the "Senior Financing") being provided for the Recapitalization Transactions pursuant to a Credit Agreement dated on or about the date hereof (the "Credit Agreement") by Bankers Trust Company, as agent, and the lending institutions from time to time party thereto; and

               Whereas, the Company desires to retain Sun MM Advisors to provide certain management and advisory services to the Company, and Sun MM Advisors desires to provide such services, all on the terms and subject to the conditions of this Agreement;

          Now, therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Sun MM Advisors hereby agrees that, during the term of this Agreement (the "Term"), it will: (a) provide the Company with advise in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing from banks or other financial institutions or other entities on terms and conditions satisfactory to the Company; and (b) provide the Company with financial, managerial and operational advice in connection with its day-to-day operations, including, without limitation, advice with respect to the investment of funds with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company.

2.        Payment of Fees.  The Company hereby agrees to:

          a. reimburse all expenses incurred by Sun MM Advisors on behalf of the Company through the date hereof in connection with the Recapitalization Transactions;

          b. pay to Sun MM Advisors, during the Term, a management fee in the amount of $500,000 per annum in exchange for the services provided to the Company by Sun MM Advisors, as more fully described in Section 1 of this Agreement, such fee being payable by the Company quarterly in advance; provided, however, that to the extent that the Company is prohibited under the Credit Agreement from paying such amount in cash as it becomes due, the Company may delay payment until it is permitted under the Credit Agreement to make such payments (in which event the Company shall, at the time of such payments, also pay interest on the portion of such fees that is either not paid or has been delayed, such interest to be calculated at a rate of 12% per annum); and

          c. during the Term, allow Sun MM Advisors to participate in the negotiation and structuring of any acquisition or recapitalization transactions by the Company or any of its direct or indirect subsidiaries (and related senior secured financings, if any), and pay to Sun MM Advisors a fee in connection therewith equal to the sum of:

              i.    five percent (5%) of the first $2 million of Transaction
                    Value;

              ii. four percent (4%) of the next $2 million of Transaction Value (i.e., from $2 million to $4 million in Transaction Value);

              iii. three percent (3%) of the next $2 million of Transaction Value (i.e., from $4 million to $6 million in Transaction Value);

              iv. two percent (2%) of the next $2 million of Transaction Value (i.e., from $6 million to $8 million in Transaction Value);

              v. one percent (1%) of the Transaction Value to the extent it exceeds $8 million.

For purposes of calculating any fee under Section 2(c) above, the "Transaction Value" shall be the gross purchase price of the transaction (including all debt assumed, refinanced or otherwise included in the transaction); and such fees will be due and payable for the foregoing services at the closing of such transaction, whether or not any senior secured financing is actually committed or drawn upon; provided, however, that to the extent that the Company is prohibited under the Credit Agreement from paying such amount in cash as it becomes due, the Company may delay payment until it is permitted under the Credit Agreement to make such payments (in which event the Company shall, at the time of such payments, also pay interest on the portion of such fees that is either not paid or has been delayed, such interest to be calculated at a rate of 12% per annum). Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to such account(s) as Sun MM Advisors may specify to the Company in writing prior to such payment.

3. Term. This Agreement shall continue in full force and effect for a term of ten years, unless extended or earlier terminated by mutual consent of the parties; provided, however, that each of (a) the obligations of the Company under Section 4 below, (b) any and all accrued and unpaid obligations of the Company owed under Section 2 above and (c) the provisions of Section 7 shall survive any termination of this Agreement to the maximum extent permitted under applicable law.

4.        Expenses; Indemnification.

          a. Expenses. The Company agrees to pay on demand all expenses incurred by Sun MM Advisors and Sun Capital Partners, Inc. (or either of them or their affiliates) in connection with this Agreement, the Recapitalization Transactions and any of the other transactions contemplated by this Agreement or any other agreement executed in connection herewith, and all operations hereunder or otherwise incurred in connection with the Recapitalization Transactions or the Company, including but not limited to: (i) the fees and disbursements of legal counsel, accountants and any other consultants or advisors retained by Sun MM Advisors, Sun Capital Partners, Inc., or their affiliates arising in connection therewith (including but not limited to the preparation, negotiation and execution of this Agreement and any other agreement executed in connection herewith or in connection with the Recapitalization Transactions, the Senior Financing or the consummation of the other transactions contemplated hereby (and any and all amendments, modifications, restructurings and waivers, and exercises and preservations of rights and remedies hereunder or thereunder) and the operations of the Company and any of its subsidiaries), and (ii) any out-of-pocket expenses incurred by Sun MM Advisors or Sun Capital Partners, Inc. (or by any of their respective officers, employers or agents) in connection with the provision of services hereunder or the attendance at any meeting of the board of directors (or any committee thereof) of the Company or any of its affiliates.

          b. Indemnity and Liability. In consideration of the execution and delivery of this Agreement by Sun MM Advisors, the Company hereby agrees to indemnify, exonerate and hold each of Sun MM Advisors, Sun Capital Partners, Inc. and each of their respective partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the "Indemnitees") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys' fees and disbursements (collectively the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the Recapitalization Transactions, the execution, delivery, performance, enforcement or existence of this Agreement or the transactions contemplated hereby (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Company, or any of its accountants or other representatives, agents or affiliates) except for any such Indemnified Liabilities arising on account of such Indemnitee's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnitees shall be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct.

5. Assignment, etc. Except as provided below, neither party shall have the right to assign this Agreement. Sun MM Advisors acknowledges that its services under this Agreement are unique. Accordingly, any purported assignment by Sun MM Advisors (other than as provided below) shall be void. Notwithstanding the foregoing, Sun MM Advisors may assign all or part of its rights and obligations hereunder to Sun Capital Partners, Inc. or to any other affiliate of Sun MM Advisors which provides services similar to those called for by this Agreement, in which event Sun MM Advisors shall be released of all of its rights and obligations hereunder.

6. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each of Sun MM Advisors and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

7.        Miscellaneous.

          a. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

          b. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York. Each of the parties hereto by execution hereof:
              (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non coveniens, should be transferred to any court other than
              ----- --- ---------
              one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to
              Section 9 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 9 does not constitute good and sufficient service of process. The provisions of this Section 7(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

          c. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this
              Section 7(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

8. Merger/Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

9. Notice. All notices, demands, and communications of any kind which any party may require or desire to serve upon any other party under this Agreement shall be in writing and shall be served upon such other party and such other party's copied persons as specified below by personal delivery to the address set forth for it below or to such other address as such party shall have specified by notice to each other party or by mailing a copy thereof by certified or registered mail, or by Federal Express or any other reputable overnight courier service, postage prepaid, with return receipt requested, addressed to such party and copied persons at such addresses. In the case of service by personal delivery, it shall be deemed complete on the first business day after the date of actual delivery to such address. In case of service by mail or by overnight courier, it shall be deemed complete, whether or not received, on the third day after the date of mailing as shown by the registered or certified mail receipt or courier service receipt. Notwithstanding the foregoing, notice to any party or copied person of change of address shall be deemed complete only upon actual receipt by an officer or agent of such party or copied person.

     If to the Company, to it at:

          LABTEC ENTERPRISES, INC.
          Suite 350,
          1499 S.E. Tech Center Drive
          Vancouver, WA 98683
          Attention: President

          with copies to:

          Bain Capital, Inc.
          Two Copley Place, 7th Floor
          Boston, Massachusetts  02116
          Attention: Marc Wolpow and Joe Pretlow

          and to:

          Ropes & Gray
          One International Place
          Boston, Massachusetts 02110
          Attention: Patrick Diaz

     If to Sun MM Advisors, to it at:

          Sun Multimedia Advisors, Inc.
          c/o Sun Capital Partners, Inc.
          777 South Flagler Drive
          West Tower, Eight Floor
          West Palm Beach Florida 33401
          Attention: Marc J. Leder and Rodger R. Krouse

          with copies to:

          Bain Capital, Inc.
          Two Copley Place, 7th Floor
          Boston, Massachusetts 02116
          Attention: Marc Wolpow and Joe Pretlow

          and to:

          Ropes & Gray
          One International Place
          Boston, Massachusetts 02110
          Attention: Patrick Diaz

10. Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

11. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be considered one in the same document.


THE COMPANY:                        LABTEC ENTERPRISES, INC.


                                    By: /s/ Marc J. Leder
                                       -----------------------------------
                                       Title: Vice President



SUM MM ADVISORS:                    SUN MULTIMEDIA ADVISORS, INC.


                                    By: /s/ Rodger R. Krouse
                                       -----------------------------------
                                       Title: President